Exhibit 10.8

AMENDED AND RESTATED MANAGEMENT AGREEMENT

(“Management Agreement”)

This Amended and Restated Management Agreement (the “Agreement”) is entered into effective for all purposes and in all respects as of November 1, 2024, by and between CENTURY RESORTS INTERNATIONAL LTD. (a Mauritius corporation 100% owned by Century Casinos, Inc.), CENTURY CASINOS, INC., a US, Delaware corporation, and FOCUS LIFESTYLE & ENTERTAINMENT AG (f/k/a FOCUS CASINO CONSULTING AG), a Swiss corporation.

CENTURY RESORTS INTERNATIONAL LTD. shall be referred to as “CRI”,

CENTURY CASINOS, INC. shall be referred to as “Company”, and

FOCUS LIFESTYLE & ENTERTAINMENT AG shall be referred to as “Consultant”.

WITNESSETH THAT:

WHEREAS, Consultant has the right, and the human resources - inter alia through a contractual relationship with Mr. Peter Hoetzinger (Austrian citizen, born 05-05-1962) - available, to provide executive casino management services and is currently providing such services to CRI, a wholly-owned subsidiary of the Company; and

WHEREAS, Consultant, the Company and CRI are party to an existing Revised And Restated Management Agreement, dated as of September 30, 2006 (the “Existing Agreement”);

WHEREAS, the parties desire to transfer this agreement from CRI to the Company and to set forth the terms and conditions of their agreements and understandings between the Company, Mr. Hoetzinger and Consultant;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

1.	Assignment to Century Casinos.

The right and obligations of CRI pursuant to the Existing Agreement are hereby transferred and assigned to the Company. On the Effective Date, CRI shall have no further rights or obligations under this Agreement.

2.	Term of Management Agreement.

The term of this Agreement shall continue until October 31, 2029, and shall be automatically renewed for additional, successive periods of five (5) years each thereafter, unless sooner terminated in accordance with the relevant provisions of this Agreement.

3.	Duties of Consultant.

By entering into this Agreement, Consultant shall undertake and assume the responsibility of performing for and on behalf of the Company such duties as are usual, similar and customary to the position of a (Co) Chief Executive Officer. The duties of Consultant shall be performed through Mr. Peter Hoetzinger. Consultant shall plan, schedule and book all business travels at its discretion.

4.	Compensation / Management Fee.

(a)

Cash Payments. As annual compensation for the services rendered by Consultant for the Company pursuant to this Agreement, Consultant shall be paid not less than the following base annual management fee, on a monthly basis, during the term hereof: $409,321 (four hundred and nine thousand three hundred twenty one US dollars), plus annual increases and bonuses, and such other incentives, benefits, and compensation as may be awarded from time to time by the Compensation Committee of the Board of Directors of the Company.

(b)

Equity Awards. As part of the compensation rendered hereunder, Mr. Hoetzinger, as a representative of Consultant, may be a participant in the Company’s 2016 Equity Incentive Plan, as it may be approved by the shareholders of the Company and amended from time to time by the Incentive Plan Committee of the Company.

5.	Additional Benefits.

(a)

In addition to, and not in limitation of, the compensation referred to in Section 4, Consultant (or Mr. Hoetzinger, as the case may be) shall receive prompt reimbursement of all reasonable expenses incurred in connection with the performance of the duties for the Company, upon submission of receipts to the Company. Reasonable expenses shall include, but not be limited to, all out-of-pocket expenses for entertainment, travel (highest class available), meals and lodging (on a five-star hotel basis), automobile expenses (on the basis of executive/luxury class automobiles rentals during travel), communications and (home) office costs and the like incurred by Consultant (or Mr. Hoetzinger). The Company shall provide, throughout the term of this Agreement, including any extended terms (i.e. as referred to in Section 6.3(b)(ii) hereof, an internationally accepted corporate credit card for Consultant’s exclusive use (including Mr. Hoetzinger).

(b)	The parties hereby agree that any equity award issued to Consultant or Mr. Hoetzinger, including trusts and foundations controlled by or for the benefit of Mr.

Hoetzinger or a family member (each, a “Consulting Group Member”), now existing or issued in the future, shall be fully transferable to another Consulting Group Member or other family member of Mr. Hoetzinger (as such term is defined in the 2016 Equity Incentive Plan) to the fullest extent permitted by the 2016 Equity Incentive Plan.

6.	Termination.

6.1. Termination By Either Party Without Cause. At any time during the term hereof, or at the end of the term or any renewal term under Section 2 above, this Agreement may be terminated “without Cause” by either the Company or Consultant upon written notice to the other party.

(a)

Termination By Consultant. In the event of such termination “without Cause” by Consultant, the Company shall have the option either (i) to accept Consultant’s resignation, effective immediately on receipt of such written notice; or (ii) to require Consultant to continue to perform its duties hereunder, for a period not to exceed six (6) months from the date of receipt of such written notice. In either event, Consultant shall be continued at the same compensation / management fee for a period of six (6) months from the date of written notice of termination. Such compensation shall be paid to Consultant in six (6) equal, successive monthly payments, beginning on the 1st day of the month immediately following the date of written notice of termination.

(b)	Termination By Company. In the event of such termination “without Cause” by the Company, the provisions of Section 6.3(b) shall apply.

6.2. Termination By Company For Cause. Notwithstanding any other provision hereof, the Company may terminate Consultant's engagement under this Agreement at any time for Cause. The termination shall be effected by written notice thereof to Consultant, which shall specify the exact cause for termination.

For purposes hereof, the term "Cause" shall mean the failure of Consultant, without good reason, within thirty (30) days after receipt by Consultant of written notice thereof from the Company, to start to correct, cease, or otherwise alter any specific action or omission to act that constitutes a willful and material breach of this Agreement resulting in material and substantial damage to the Company, or willful gross misconduct resulting in material and substantial damage to the Company.

Once such valid and uncontested termination for Cause by the Company becomes effective, the Company has the right to terminate any compensation / management fee payments to Consultant and Consultant shall not receive any termination pay or benefits beyond such date.

6.3. Termination By Consultant For Good Reason.

(a)

Notwithstanding any other provision hereof, Consultant may terminate its engagement with Company under this Agreement at any time for Good Reason, upon written notice thereof to the Company specifying the cause for Consultant’s termination within thirty (30) days of the discovery of the condition constituting Good Reason.

For purposes hereof, the term "Good Reason" shall mean: (i) the failure of the Company for any reason, within forty five (45) days after receipt by the Company of written notice from Consultant, to correct, cease, or otherwise alter any material adverse change in the conditions of Consultant's engagement, including, but not limited to any change in Consultant's duties (such as, but not limited to another person or consulting company assuming the same or similar title, position or duties, or Consultant’s primary duties being assigned to be performed by Consultant in a country other than the country of primary residence of Mr. Peter Hoetzinger), unless Consultant consents in advance and in writing to such change; or (ii) a “Change of Control” of the Company occurs, or has previously occurred at any time during Consultant’s engagement hereunder.

“Change of Control” as used herein shall mean any of the following: (a) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) not affiliated with Consultant or Mr. Peter Hoetzinger becoming the beneficial owner of a majority of the Company’s then outstanding securities; (b) the triggering of the issuance of stock rights to Shareholders pursuant to the Company’s Stock Rights Agreement, as amended from time to time; (c) the replacement during any two calendar years of half or more of the existing Board of Directors of the Company; (d) the replacement, or rejection (i.e. through a proxy fight), of one or more person(s), nominated to be Director(s) by the Company’s Board of Directors before any Change of Control; (e) Dr. Erwin Haitzmann is no longer Chairman and Co Chief Executive Officer of the Company, unless because of his death or permanent disability; (f) holders of the Company’s securities approve a merger, sale, consolidation or liquidation of the Company or (g) the date upon which individuals who, on the date hereof constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to date hereof whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(b)	In the event of termination by Consultant for “Good Reason" hereunder:

i.

A lump sum cash benefit payment of three (3) times Consultant’s then current annual compensation/management fee, plus three (3) times Consultant’s average bonus for the last three years, shall be made to Consultant within 10 (ten) days of such written notice.

ii.

Consultant may also, in addition to, and not in limitation of payments under Section 6.3(b)(i) hereunder, at its sole option, elect to serve as a consultant to Company (working out of the then current residence of Mr. Peter Hoetzinger) for an additional period of three (3) years at the then current compensation/management fee, the previous year’s bonus and current benefits. During such additional period of three (3) years, Consultant would be required to be reasonably available to the Company to render advice or to provide services for no more than thirty (30) days per year.

iii.

All unvested equity awards held by any Consulting Group Member shall immediately vest 100% and each Consulting Group Member shall have the option to either (a) receive an immediate payment of the Stock Value of 100% of such person’s Stock and the "in-the-money value" of such Consulting Group Member’s stock options/warrants as of the date of such written notice, and if such payment is made, such person’s Stock and stock options/warrants shall be cancelled, or (b) receive an immediate cash bonus from the Company enabling but not requiring such Consulting Group Member, after full payment of all of such Consulting Group Member’s taxes on such cash bonus, to exercise 100% of their stock options/warrants, and to continue to hold their Stock, with the right to "put" or sell the Stock back to the Company for cash at Stock Value. This right to "put" or sell the Stock back to the Company shall be in full force and effect and valid and exercisable at any time and as how  many times as a Consulting Group Member wishes, in whole or in part, within three (3) years after Consultant’s termination for Good Reason, at the sole election of each Consulting Group Member.

“Stock Value” as used herein shall be calculated according to the provisions of the Company's Certificate of Incorporation, article NINTH, C. (b) (i) (A) to (D). The reference to these provisions in the Company's Certificate of Incorporation shall be applicable for the one and only reason of determining the Stock Value.

“Stock” as used herein shall include any and all shares of common stock and/or stock awards (whether restricted or not), stock award units and/or preferred stock of the Company and of any subsidiary of the Company owned by a Consulting Group Member, no matter how and when acquired (including through exercise of options and/or warrants).

iv.

Each Consulting Group Member shall be made whole on an after-tax basis (in a timely fashion and in a way not to create any liability for such Consulting Group Member) with respect to any taxes that might become payable  as a result of any action or provision in connection with a Change of Control.

6.4. Termination following Death or Disability.

(a)

In the event of Mr. Hoetzinger’s Disability or death, during the term hereunder, this Agreement shall terminate  at the conclusion of the notice period in Section 6.4(b)(iii) below, provided that Consultant’s compensation in effect at the time of his death or Disability shall continue to be paid to Consultant for a period of twelve (12) calendar months from the date of death or from the date of the determination of Mr. Hoetzinger’s Disability.

(b)

“Disability” as used herein, shall mean, as determined (referring to (i) and (ii) below) by Mr. Hoetzinger’s regular physician and an independent physician selected by Mr. Hoetzinger (or his immediate family): (i) Mr. Hoetzinger shall become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of Consultant in accordance with its obligations under this Agreement; (ii) Such incapacities shall exist or be reasonably expected to exist for more than one hundred eighty (180) days in the aggregate during the period of twelve (12) consecutive months; and (iii) Either the Consultant or the Company shall have given the other sixty (60) days written notice of its intention to terminate the Agreement because of such disability.

6.5. Effective Date of Termination. Unless otherwise specified, the effective date of termination, as used in this Section 6, shall be the date on which (i) Consultant receives written notice of termination from the Company and such termination is not contested by Consultant, or, if contested by Consultant, such termination has been found legally correct and there are no further possibilities for Consultant to challenge such legal decision, or (ii) Consultant gives written notice of termination to the Company.

7.

Other Business Activities. During the period of its engagement under this Agreement, Consultant shall not be employed by or otherwise engage or be interested in any business other than the Company, with the following exceptions:

(a)

Consultant's investment or involvement in any business shall not be considered a violation of this Section, provided that such business is not in direct competition with the Company and Consultant does not render substantial management or other personal services to such business;

(b)	Consultant may consult with or for other businesses not in direct competition with the Company.

8.	Indemnification.

So long as Consultant is not found by a court of law to be guilty of a willful and material breach of this Agreement, or to be guilty of willful gross misconduct, Consultant shall be indemnified from and against any and all losses, liability, claims and expenses, damages, or causes of action, proceedings or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and approved by Consultant) incurred by Consultant, arising out of, in connection with, or based upon Consultant's services and the performance of its duties pursuant to this Agreement, or any other matter contemplated by this Agreement, whether or not resulting in any such liability; and Consultant shall be promptly reimbursed by the Company as and when incurred for any reasonable legal or other expenses incurred by Consultant in connection with investigating or defending against any such loss, claim, damage, liability, action, proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto (whether or not Consultant is a defendant in or target of such action, proceeding or investigation).

9.	Burden and Benefit.

Unless the express provisions of a particular section of this Agreement state otherwise, or performance thereunder would be impossible, this Agreement shall be binding upon, and shall inure to the benefit of, Company and Consultant, and their respective heirs, personal and legal representatives, successors, and assigns. It shall also be expressly binding upon and inure to the benefit of any person or entity assuming the Company by merger, acquisition, consolidation, purchase of assets or stock, or otherwise.

10.	Governing Law.

It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Delaware. The Company agrees to cover all costs, including legal, arising in connection with drafting and implementing this Agreement, both for the Company and for Consultant.

11.	Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

12.	Notice.

Any notice required to be given hereunder shall be sufficient if it is in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to the following respective addresses, which may hereafter be changed by written notice to the other party:

Company at 455 E. Pikes Peak Ave, Suite 210, Colorado Springs, Colorado 80903 USA;

Consultant at Focus Lifestyle & Entertainment AG, c/o Profundia Wirtschaftstreuhand GmbH, attn: Peter Hoetzinger, Treustrasse 29, 1200 Vienna, Austria with copy to Peter Hoetzinger, Kroissberggasse 30, 1230 Vienna, Austria

CRI at Level 6, Tower A, 1 Exchange Square, Wall Street, Ebene, Mauritius.

13.	Entire Agreement; Interpretation.

This Agreement contains the entire agreement and understanding by and between the Company and Consultant. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time. The Compensation Committee of the Company shall administer this Agreement, in good faith, and may make such administrative or ministerial adjustments hereto as may be reasonably required without requiring written Amendment, if Consultant agrees in advance and in writing, and the rights of Consultant are not adversely affected thereby.

14.	Confidentiality.

Other than in the performance of its duties hereunder, Consultant agrees not to disclose, either during the term of its engagement by the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the business affairs, financial affairs, know-how, private documents, reports, plans, proposals, marketing and sales plans, or similar information of the Company. Any such documents, techniques, methods, processes or technologies used by the Company shall be considered confidential and a “trade secret” for the purposes of this Agreement.

15.	Counterparts.

This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Management Agreement to be duly executed and delivered as of the Effective Date first above written.

CENTURY RESORTS INTERNATIONAL LTD
/s/ Asnath Sultunti
Name:	Asnath Sultunti
Title:	Director

CENTURY CASINOS, INC.
/s/ Erwin Haitzmann
Name:	Erwin Haitzmann
Title:	Chairman and Co-Chief Executive Officer

FOCUS LIFESTYLE & ENTERTAINMENT AG
/s/ Gabriel Zimmermann
Name:	Gabriel Zimmermann
Title:	Member of the Board of Directors

[Signature Page to A&R Management Agreement]